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EXHIBIT 10.15.5

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this lst day of July, 1999, by and among VALLE DE ORO BANK, N.A., a national banking association, having its corporate offices at 1234 E. Main Street, El Cajon, California (the "Employer"), VALLEY NATIONAL CORPORATION, a Delaware corporation (the "Company") and WILLIAM V. EHLEN (the "Employee").

    WHEREAS, the Employer and the Employee entered into an Employment Agreement as of July 1, 1995 (the "Original Employment Agreement") under which the Employee was and is serving as the President and Chief Executive Officer of the Employer through June 30, 1999; and

    WHEREAS, since the execution of the Original Employment Agreement, the Employer has become a wholly-owned subsidiary of the Company and the Employee is serving as President and Chief Executive Officer of the Company as well as the Employer; and

    WHEREAS, the Employer, the Company and the Employee desire to update the original Employment Agreement to account for and include the Employee's services to the Company, extend the Original Employment Agreement for a period of three years, and make certain other changes to the terms of employment set forth in the original Employment Agreement;

    NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

    1.  Employment and Duties.  The Employer and the Company hereby employ the Employee and the Employee hereby accepts employment with the Employer and the Company upon the terms and conditions hereinafter set forth. The Employee is hereby employed as the President and Chief Executive Officer of the Employer and the Company and shall perform the customary duties of a President and Chief Executive Officer of a California commercial bank and bank holding company and such kindred duties as may, from time to time, be reasonably requested of him by the Board of Directors of the Employer or the Company. However, in the event that the Company is merged or reorganized in a transaction in which the former stockholders of the Company do not control at least 51% of the voting power of the surviving entity, whether that entity is the Company or another entity, at the option of the Company or its successor in interest, the Employee shall no longer serve as the President and Chief Executive Officer of the Company or its successor in interest. In addition, the Employee shall not be required to render services at a location more than thirty-five (35) miles from the Employer headquarters on the date hereof (other than required travel on business of the Employer or the Company).

    2.  Extent of Services.  The Employee shall devote his full business time, attention and energies to the business of the Employer and the Company. This provision shall not preclude the Employee from participating in other business ventures unless and until the Board of Directors of the Employer or the Company reasonably determines that a particular activity would materially interfere with the Employee's performance of his duties under this Agreement.

    3.  Term.  Subject to prior termination of this Agreement as hereinafter provided, the term of the Employment Agreement is three (3) years beginning July 1, 1999.

    4.  Regular Compensation.  In consideration for services rendered under this Agreement, the Employer shall pay to the Employee on at least a monthly basis, a Minimum salary at the annual rate of one hundred eighty-seven thousand five hundred and no/100 dollars ($187,500.00). The Employee's salary during the remaining years of this Agreement shall be increased in an amount to be determined by the Employer. The Employee shall participate in all bonus and benefit arrangements available to other executive officers of the Employer from time to time. Benefits specifically provided to the Employee under the terms of this Agreement are in place of, and not in addition to, the same categories of benefits generally available to other executive officers of the Employer. The Employee shall receive such additional bonus and other compensation from the Employer as the Employee and the Employer shall agree from time to time. Although the parties intend that the Employer shall actually make all payments and provide the other benefits to the Employee required by this Agreement, the Company shall be jointly and severally liable for all payments and benefits to be provided to the Employee hereunder.

    5.  Expenses.  The Employee shall be reimbursed for ordinary and necessary expenses incurred by the Employee in connection with activities associated with promoting the business of the Employer and the Company, other than expenses of maintaining and operating an automobile, in the same manner and under the same procedures as for other presidents of subsidiary banks of the Company, if there are such other subsidiary banks. If the Company has no subsidiary banks other than the Employer, the Employee shall be reimbursed for all such expenses upon presentation by the Employee from time to time, of an account of such expenditures.

    6.  Automobile.  The Employer shall provide the Employee with an automobile allowance in the amount of $500.00 per month, which shall be increased in accordance with increases granted to similarly situated employees of the Company.

    7.  Vacation.  The Employee shall be entitled to an annual vacation leave of four (4) weeks at full pay. The Employee shall use such vacation leave at such times as he deems appropriate. Vacation leave shall be accounted for in accordance with the policies of the Employer as in effect from time to time.

    8.  Disability.  If the Employee becomes "disabled" during the employment term (i) within the meaning of the disability insurance policy carried by the Employer for the benefit of the Employee, if any, or if not, (ii) due to sickness, physical or mental disability so that he is unable to perform his duties hereunder for a period of sixty (60) consecutive days or for ninety (90) days in any one hundred and twenty (120) day period; the Employer agrees to continue the Employee's salary on a monthly basis to age 65 at two-thirds of the level of his salary at the date of termination, with an offset for the amounts paid to the Employee under disability insurance carried by the Employer for the benefit of the Employee and any monetary compensation paid by the Employer to the Employee as such payments are made.

    9.  Country Club Dues.  The Employer shall continue payment of the country club dues of the Executive that are paid by the Employer on the date hereof, including any and all increases and special assessments.

    10.  Return of Materials.  All written, printed or electronically stored materials used by the Employee performing duties for the Employer or the Company are and shall remain the property of the Employer and the Company, respectively. Upon termination of employment, the Employee shall return such written, printed and electronically stored material to the Employer.

    11.  Disclosure of Information.  The Employee shall not, while employed under this Agreement and for a period of two years after termination of his employment under the Agreement, other than in connection with his employment under this Agreement, (i) disclose to anyone any Confidential Information or (ii) use any Confidential Information. For a period of two years following the termination of the employment of the Employee under this Agreement, the Employee shall not accept any employment in any banking, insurance or financial services business competitive with the business of the Employer within a twenty-five (25) mile radius of the existing office of the Employer in the City of El Cajon (other than with the Employer, the Company or a successor or affiliate of either) which would lead to the inevitable disclosure or use of Confidential Information in violation of this Agreement. For purposes of this Agreement, "Confidential Information" shall generally include any data, information or trade secrets regarding the business of the Employer or the Company and their clients or customers that is not generally known to the public and as to which the Employer or the Company has taken reasonable steps to prevent from becoming available to the public. Without limiting the foregoing, Confidential Information shall include: (i) any data or information regarding pricing, methods of operations, lending practices, underwriting criteria and practices, business practices, marketing strategies and information, business plans, product and service development plans, training methods and materials and customer specific information (including, without limitation, customer needs and specifications); (ii) customer names, addresses, and contact people; (iii) identity of customer employees who have decision-making authority; (iv) pricing strategies for particular customers; historical information regarding each customer's volume and frequency of using banking services and products; customer requirements, such as individual and tailored billing and reorder points; and (v) account lists, including the most profitable accounts, whether or not such information referred to in clause (i), (ii), (iii), (iv) or (v) was supplied by the Employer or the Company or their respective customers or clients or learned in the course of the Employee's employment with the Employer or the Company.

    12.  Non-competition by the Employee.  During the term of his employment under this Agreement, the Employee shall not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any banking, insurance or financial services business (other than with the Employer, the Company or a successor or affiliate of either) doing business within a twenty-five (25) mile radius of the existing office of the Employer in the City of El Cajon. However, the Employee shall not be deemed to breach this provision by (i) owning less than 5% of the outstanding voting shares of any company traded on a recognized national exchange or quoted on the NASDAQ National Market System or (ii) owning any shares in a mutual fund or other investment vehicle over which the Employee has no discretionary trading authority.

    13.  Non-solicitation of Employees.  To further protect the Confidential Information and to protect the relationships and future business expectations the Employer and the Company have developed with their customers, the Employee hereby agrees that during the six months following the termination of the Employee's employment under this Agreement the Employee shall not, directly or indirectly, without the prior written consent of the Employer, solicit or aid in soliciting for employment or hire any employee of the Employer or the Company or any of their successors or affiliates; provided, however, that the Employee shall not be prohibited from soliciting or hiring any such employee whose employment with the Employer or the Company or any of their successors or affiliates has been terminated for at least six months prior to such solicitation or hiring.

    14.  Surety Bond.  The Employee agrees that he will furnish all information and take any other steps necessary to enable the Employer to obtain or maintain a fidelity bond conditional on the rendering of a true account by the Employee of monies, goods, or other property which may come into the custody, charge, or possession of the Employee during the term of his employment. The surety company issuing the bond and the amount of the bond must be acceptable to the Employer. All premiums on the bond are to be paid by the Employer. If the Employee cannot qualify for a surety bond at any time during the term of this Agreement, the Employer shall have the option to terminate the employment of the Employee under this Agreement immediately.

    15.  Termination of Employment.

      a.  Termination for Cause.  The Board of Directors of the Employer or the Company may terminate the employment of the Employee under this Agreement upon notice of termination for:

        (i)  Gross negligence or gross neglect of duties;

        (ii) Commission of a felony or of a gross misdemeanor involving moral turpitude; or

        (iii) Fraud, disloyalty, dishonesty or willful violation of any law or significant policy of the Employer or the Company committed in connection with the Employee's employment and resulting in an adverse effect on the Employer or the Company.

      b.  Termination for Disability.  In the event of the disability of the Employee (determined in accordance with Paragraph 8), the Employer may terminate the employment of the Employee upon notice.

      c.  Termination Due to Breach of Agreement.  The Employee may terminate his employment under this Agreement upon thirty (30) days, notice to the Employer in the event of breach of this Agreement by the Employer or the Company, which breach is not cured within such 30 day period. Without limiting the foregoing, a material breach shall be deemed to include (i) a failure to provide compensation in violation of Paragraph 4; or (ii) a material reduction in the duties of the Employee to the Employer, reduction in title with the Employer, or changing the location at which the Employee is required to provide services, in violation of Paragraph 1.

      d.  Termination by Any Party.  Any party may terminate the employment of the Employee under this Agreement at any time prior to the expiration of its term, subject to (12) months written notice served upon the other parties.

      e.  Effect of Termination on Compensation.  In the event of the termination of the Employee's employment under this Agreement prior to the completion of the term of employment specified herein, the Employee shall be entitled to the compensation earned by him prior to the date of termination as provided for in this Agreement computed pro-rata up to and including that date; the Employee shall be entitled to no further compensation as of the date of termination except that (i) the Employee or the Employee's Beneficiary (as defined below) shall receive twelve (12) months salary when termination is caused by death, termination by the Employee as a result of breach or termination without proper notice as provided below; (ii) in the event termination is caused by disability the Employee shall be entitled to the benefits provided by Paragraph 8. To the extent that the Employee receives compensation under the Salary Continuation Agreement between the Employee and the Employer dated January 10, 1996 (the "Salary Continuation Agreement") at the times that compensation would otherwise be payable under this Subparagraph (e), the payments under these provisions shall be reduced.

    16.  Notices.  Any notices to be given hereunder by any party to the others may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices to the Employer or the Company shall be given to Valle de Oro Bank, N.A., 1234 E. Main Street, El Cajon, CA 92021, c/o Chairman of the Board of Directors. Mailed notices to Employee shall be sent to William V. Ehlen, 1421 Fuerte Heights Lane, El Cajon, CA 92021.

    17.  Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing between the parties hereto with respect to the employment of the Employee by the Employer and the Company, including without limitation the Original Employment Agreement, but excluding the Salary Continuation Agreement, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid and binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

    18.  Partial Invalidity.  If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

    19.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

    20.  Waiver.  The parties hereto shall not be deemed to have waived any of their respective rights under this Agreement unless the waiver is in writing and signed by such waiving party. No delay in exercising any right shall be a waiver nor shall a waiver on one occasion operate as a waiver of such right on a future occasion.

    21.  Payment of Money Due Deceased Employee.  If the Employee dies prior to the expiration of the term of employment, any monies that may be due him from the Employer under this Agreement as of the date of his death or thereafter shall be paid to the specific beneficiary (such as a trust or surviving spouse) named in a written notice provided by the Employee to the Employer, or if none, to the executor or personal representative of his estate (the "Beneficiary").

    22.  Attorney's Fees.  Should either party hereto institute legal proceedings to enforce or interpret any provision hereof, the prevailing party shall be entitled to recover from the other party reasonable attorney's fees as determined by the court, plus court costs.

    23.  Approval by Boards of Directors.  The obligations and rights of the parties hereunder are expressly conditioned upon the approval of this Agreement by the Boards of Directors of Valle de Oro Bank, N.A. and Valley National Corporation.

     IN WITNESS WHEREOF, the parties have executed and entered into this Agreement as of the date first set forth above.

EMPLOYER:

/s/ JAMES F. CARROLL

James F. Carroll
Chairman of the Board

COMPANY:

/s/ JAMES F. CARROLL

James F. Carroll
Chairman of the Board

EMPLOYEE:

/s/ WILLIAM V. EHLEN

William V. Ehlen

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AMENDED AND RESTATED EMPLOYMENT AGREEMENT